Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2012 relating to the financial statements of BG Medicine, Inc., appearing in the Annual Report on Form 10-K of BG Medicine, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 25, 2012